The transformation to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights or any claims you may have arising under U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities other than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

静岡銀行

Transformation to a Holding Company Structure

1 Background and Purpose of Transformation to a Holding Company Structure

The environment surrounding financial institutions is changing significantly, such as changes in demographics caused by low birth rate and population aging, and the entry into financial businesses from other industries. Recent years have also seen growing roles expected of financial institutions as companies to help resolve various social challenges, such as environmental issues and the progress of social inequality.

In light of these changes in the business environment, the Shizuoka Bank Group has enhanced its financial function to solve customers' challenges while increasing its combined strength as a financial group, as well as developing new business fields and working on projects, such as expanding businesses in the Tokyo Metropolitan area and collaborating with entities from outside the Group's industry.

While we have pursued sustainable growth by always keeping in mind a sound yet innovative management, we believe that we must respond even more appropriately in the future to the movement towards deregulation in banking services and to the accelerating changes in the business environment.

[Approach so far]



Changes in the market environment
Prolonged low interest rates
Low birth rate, population aging and population decline
Changes in the competition environment
Entry into financial businesses from other industries
Advances in technology
Recognition of management issues
Amid the increasingly harsh earnings environment, the growth of the region is essential as a foundation of management
To deal with increasingly diverse competitors, expansion into new business fields is essential
Strengthening Group management
April 2005
The Group management strategy was introduced starting from the 9th Medium-term Business Plan
June 2012
Shizugin Management Consulting was made a wholly-owned subsidiary of the Bank
July 2014
Shizugin TM Securities was made a wholly-owned subsidiary of the Bank
March 2021
The total ordinary income of 13 consolidated subsidiaries in FY2020 has grown to 10 billion yen, approximately three times as large as that at the introduction of group management strategy
October 2022
Transformation to a holding company structure

[Purpose of Transformation to Holding Company Structure]



Maximize the value of all stakeholders
Region & customers
Solve increasingly diversified and complex challenges. Comprehensive, extensive, good-quality financial services.
Shareholders
Increase shareholder value through sustainable growth. Increase return to shareholders.
Employees
Activate participation of diverse personalities across the Group. Improve job and employee satisfaction and treatment.
Transformation to Holding Company Structure
Realize sustainable growth through overall optimization of the Group
Expand new business fields to contribute to growth of the region
Strengthen Group management through independence, autonomy, and collaboration
Develop flexible and robust governance structure
Relationship with and trust by local community and customers which the Bank has cultivated over its long history
Universal foundation of the Group

Based on these circumstances, the Bank has decided that it needs to transform to a holding company structure in order to build a resilient management structure, which will enable the Group to further contribute to the wellbeing of all stakeholders, including the community, customers, employees, and shareholders, and to continue its sustainable growth.

By transforming to a holding company structure, the Bank intends, from a long-term perspective, to expand into new business fields that will contribute to regional growth and to further expand the existing lines of business and the customer base. The Bank is going to increase the Group's combined strength as a problem-solving corporate group by further enhancing the group management that the Bank has worked on thus far and by increasing the presence of each group company, through balancing between unifying force (i.e., cooperation) and centrifugal force (i.e., independence and autonomy) under the Holding Company.

The Bank also plans transformation from a bank-dependent business model, by developing an environment where employees, who will actually work on those measures, will be even more proud and satisfied with their work than before, and by cultivating an organizational culture where new ideas and innovations will be generated, through promoting diversity management.

2 Group Corporate Philosophy under Holding Company Structure

Corporate Philosophy

Expand dreams and affluence with our community.

The Group's corporate philosophy under the holding company structure remains the same as the current corporate philosophy.

The philosophy broadly represents guideline to the future for the Group and all of those who work there; to share future dream with the region and to realize true affluence.

The Group will keep assisting people in realizing their dreams in lives and businesses by providing high-quality services as a comprehensive financial institution in the region.

10-year Vision

A corporate group committing itself to the future of the region and producing growth of the region

The Shizuoka Bank Group's 14th Medium-term Business Plan, which started in April 2020, contains the 10-year Vision, under which the Group is committed to the growth of industry and economy in the region from a medium- to long-term perspective for the purpose of realizing the corporate philosophy. By reinforcing its combined strength as a problem-solving corporate group through the transformation to a holding company structure, the Group intends to further contribute to the bright future of the region.

3 Overview of the Holding Company

SHIZUOKA FINANCIAL GROUP

Ambitions expressed in the company name

The company name represents our thoughts that we keep our gratitude to various stakeholders who have helped us grow since our foundation in Shizuoka and our pride as a company headquartered in Shizuoka, and that our existence as a corporate group providing comprehensive financial services is a universal one while the whole Group intends to expand into new business fields by transformation to a holding company structure.

Company Name	Shizuoka Financial Group, Inc.
Head Office	10, Gofukucho 1-chome, Aoi-ku,Shizuoka-shi, Shizuoka
Representative	Representative Director Katsunori Nakanishi Representative Director Hisashi Shibata
Description of business	Business administration of banks and of companies whose ownership the Company is permitted by the Banking Act to acquire, and all businesses incidental or relating to the business set forth in the preceding item; Other businesses which a bank holding company is permitted by the Banking Act
Capital	90,000 million yen
Date of incorporation	October 3, 2022
Fiscal year end	March 31
Stock exchange for listing	"Prime Market" of the Tokyo Stock Exchange
Share unit number	100
Accounting auditors	Deloitte Touche Tohmatsu LLC
Shareholder register administrator	JAPAN SECURITIES AGENTS, LTD.

4 Group Structure

STEP 1

The Bank becomes a wholly-owned subsidiary of the Holding Company by incorporating the Holding Company through the Share Transfer effective as of October 3, 2022.

STEP 2

For the purpose of further enhancing cooperation and synergies within the Group, among other things, the incorporation of the Holding Company will be followed by reorganization of a total of five companies -- four of the Bank's consolidated subsidiaries (Shizugin Management Consulting Co., Ltd., Shizugin Lease Co., Ltd., Shizuoka Capital Co., Ltd., and Shizugin TM Securities Co., Ltd.) and one of the Bank's equity-method affiliates (Monex Group, Inc.) -- into the Holding Company's directly invested companies, by such means as transferring all shares held by the Bank in these companies to the Holding Company as dividends in kind.

Current: Before incorporation of the Holding Company

- The Shizuoka Bank
  - Shizugin Management Consulting
  - Shizugin Lease
  - Shizugin IT Solution
  - Shizugin Credit Guaranty
  - Shizugin DC Card
  - Shizuoka Capital
  - Shizugin TM Securities
  - Shizugin Gereral Service
  - Shizugin Mortgage Service
  - Shizugin Business Create
  - Shizugin Heartful
  - Shizuoka Bank (Europe) S.A.
  - Shizuoka Liquidity Reserve Limited
  - Three affiliates under Equity-method

STEP 1: At incorporation of the Holding Company

- Shizuoka Financial Group
  - The Shizuoka Bank
    - Shizugin Management Consulting
    - Shizugin Lease
    - Shizugin IT Solution
    - Shizugin Credit Guaranty
    - Shizugin DC Card
    - Shizuoka Capital
    - Shizugin TM Securities
    - Shizugin Gereral Service
    - Shizugin Mortgage Service
    - Shizugin Business Create
    - Shizugin Heartful
    - Shizuoka Bank (Europe) S.A.
    - Shizuoka Liquidity Reserve Limited
    - Three affiliates under Equity-method

STEP 2: After incorporation of the Holding Company

- Shizuoka Financial Group
  - The Shizuoka Bank
    - Shizugin IT Solution
    - Shizugin Credit Guaranty
    - Shizugin DC Card
    - Shizugin Gereral Service
    - Shizugin Mortgage Service
    - Shizugin Business Create
    - Shizugin Heartful
    - Shizuoka Bank (Europe) S.A.
    - Shizuoka Liquidity Reserve Limited
    - Two affiliates under Equity-method
  - Shizugin Management Consulting
  - Shizugin Lease
  - Shizuoka Capital
  - Shizugin TM Securities
  - Monex Group [Affiliates under Equity-method]

5 Management (Governance) Structure of the Holding Company

By making the Holding Company a company with audit and supervisory committee, the Bank intends to sophisticate the corporate governance from both offensive and defensive perspectives in order to make the governance structure flexible and robust in line with the expectations of stakeholders, and to create a highly objective and transparent management structure.


General Meeting of Shareholders
Nomination and Remuneration Committee
Board of Directors
Audit and Supervisory Committee
Committee of Administrative Supervision
Audit and Supervisory Committee Office
Management Meeting
Corporate Planning Division
Corporate Administration Division
Risk Management Division
Compliance Division
Internal Audit Division
Instruct Manage
Discuss Report
The Shizuoka Bank (Including bank subsidiaries)
Shizugin Management Consulting
Shizugin Lease
Shizuoka Capital
Shizugin TM Securities

6 Direction of Strategy under Holding Company Structure

Under its 14th Medium-term Business Plan "COLORs" which started in fiscal 2020, the Shizuoka Bank Group has pursued its 10-year Vision of being a "corporate group committing itself to the future of the region and producing growth of the region" by aiming to "change to a problem-solving corporate group," in order to achieve sustainable growth together with the region in any era or business environment, and to create a new future for the region, ideally adapted to the times.

Shizuoka Financial Group intends to further develop and accelerate the existing efforts. The 1st Medium-term Business Plan under the holding company structure is based on the policy of realizing the "maximization of the value of all stakeholders," which is the purpose of the transformation to a holding company structure, through the following four basic strategies.


Basic strategy 1
Group Business Strategy
Further expand customer bases and business lines of the existing businesses, and realize sustainable growth through developing new business fields
Increase our combined strength as a problem-solving corporate group and help the region and customers towards a better future
Basic strategy 2
Transformation Strategy
Create new values through transformation in products and services, channels, costs, human resources, etc.
Provide more value to stakeholders by adapting to rapid changes of the times and promoting forward-looking transformation
Basic strategy 3
Regional Joint Creation Strategy
Contribute to solving various challenges facing the region by serving as a "regional hub" and forming a "regional platform"
Commit ourselves as a corporate group for producing growth of the region towards realization of an attractive, value-added community that keeps attracting people
Basic strategy 4
Group Governance Strategy
Intend to sophisticate our corporate governance from both offensive and defensive perspectives and to develop a flexible, robust group governance structure in order to realize basic strategies 1 through 3

7 Transition Schedule

Shizuoka Financial Group will be established and listed on the "Prime Market" of the Tokyo Stock Exchange on October 3, 2022, on the assumption that transformation to holding company structure is approved at the general meeting of shareholders of Shizuoka Bank and that the Group acquires necessary permits and licenses from the competent authorities

Friday, June 17, 2022	> Annual general meeting of shareholders to approve the share transfer plan
Thursday, September 29, 2022	> Date of delisting of the Bank's shares
Monday, October 3, 2022	> Date of registration of incorporation of the Holding Company (effective date) > Date of listing of the Holding Company's shares